UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Hercules Capital, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(l) and 0-11

Your vote is needed!

Our Board of Directors recommends that you respond to this solicitation by voting FOR the proposals described in the accompanying proxy statement.

Dear Stockholders,

We are pleased to invite you to participate at the Annual Meeting of Stockholders of Hercules Capital, Inc. (the “Company”) to be held virtually on June 18, 2025. Enclosed are the proxy materials, which describe the proposals to be considered at the meeting in detail. We kindly request that you review these materials and cast your vote by proxy in advance of the meeting date to ensure that a quorum is achieved.

We are asking stockholders to (1) elect three directors, (2) approve, on an advisory basis, the Company’s named executive officer compensation, (3) authorize the Company to sell or issue shares of its common stock at a price below its then-current net asset value per share, and (4) ratify the selection of the independent public accountant for the fiscal year ending December 31, 2025. While the Company has no immediate plans to sell or issue shares of its common stock at a price below net asset value, we are asking for stockholder approval now so that we have flexibility if in the future we determine that such a sale is in stockholders’ best interests. These sales typically must be undertaken quickly in an attempt to protect the value of your investment so it is critical that we have stockholder approval ahead of time.

Your vote and participation are very important to us, no matter how many shares you own. Voting is quick and easy, taking only a few moments. If sufficient votes are not cast, we may have to adjourn and reschedule the annual meeting, incurring additional cost. If you have any questions, please feel free to contact our proxy solicitor, Broadridge Financial Solutions, at 1-844-202-6019.

FOUR WAYS TO VOTE

PROXY QUESTIONS?	WWW.PROXYVOTE.COM	WITHOUT A PROXY CARD	WITH A SMARTPHONE	VOTE PROCESSING
Call 1-844-202-6019	Please have your proxy card in hand when accessing the website. There are easy-to-follow directions to help you complete the electronic voting instruction form.	Call 1-844-202-6019 Monday to Friday, 9:00 a.m. to 10:00 p.m. ET to speak with a proxy specialist. WITH A PROXY CARD Call 1-800-690-6903 with a touch-tone phone to vote using an automated system.	Vote by scanning the Quick Response Code or “QR Code” on the Proxy Card/VIF enclosed.	Mark, sign and date your ballot and return it in the postage-paid envelope provided. P05970-LTR